Exhibit 99.1

Contact:
Dr. Shayne C. Gad	David C. Cavalier
President	Chairman, Board of Directors
Incara Pharmaceuticals	Incara Pharmaceuticals
(919) 558-8688	(212) 247-8200 x 304

For Immediate Release

Incara Pharmaceuticals Submits IND to the FDA to Initiate Human Clinical Trials for Novel Therapeutic Approach for ALS; Announces the Resignation of its CEO; and Announces Appointment of Dr. Shayne Gad as President

Research Triangle Park, N.C., May 5, 2004 – Incara Pharmaceuticals Corporation (OTC Bulletin Board:ICRA; “Incara”) announced today that it has submitted an Investigational New Drug application (IND) with the Food and Drug Administration (FDA) to begin Phase 1 clinical trials of AEOL 10150 for the possible treatment of patients with amyotrophic lateral sclerosis (also known as “ALS” or “Lou Gehrig’s disease”).

ALS, the most common motor neuron disease, results from progressive degeneration of both upper and lower motor neurons and is usually fatal within 5 years of symptom onset. Unless there are unexpected questions from the FDA on the IND, Incara expects to begin dosing of the first volunteers for the Phase 1 clinical trials before the end of the second quarter of this year. The Phase 1 clinical study is designed to test the safety of AEOL 10150 in healthy volunteers and, ultimately, patients diagnosed with ALS. If the Phase 1 clinical trial results are satisfactory in terms of safety, Incara’s clinical plan calls for initiating Phase 2/3 clinical trials of AEOL 10150 for the possible treatment of ALS as early as the first half of 2005. Phase 2/3 clinical studies are designed to determine if a new compound is effective in the treatment of a specified disease or disorder. Satisfactory Phase 2/3 clinical trial results could serve as the basis for the filing of a New Drug Application (NDA) for AEOL 10150.

“Submission of the first IND from our catalytic antioxidant program represents a milestone event for Incara,” said Clayton I. Duncan, President and CEO of Incara. “We believe that our patented compounds represent a unique approach for the possible treatment of neurodegenerative diseases, including ALS.” Mr. Duncan further added that, “Successful development of AEOL 10150 could offer a new treatment option for a group of seriously ill patients who now have few alternatives.”

Incara also announced the resignation of Mr. Duncan as its President and CEO. Mr. Duncan’s resignation is immediate, but the Company stated that he will remain as a consultant for an indefinite period of time.

“It has been both a pleasure and an honor to work with such a dedicated and talented group of employees, collaborators and scientific founders in completing this important milestone in advancing Incara’s catalytic antioxidant program,” said Mr. Duncan. “I look forward to following the progress as the company enters clinical trials.”

David C. Cavalier, chairman of the Incara board of directors, stated that, “Under Clayton’s leadership, Incara has accomplished significant and meaningful objectives in advancing AEOL 10150 from the laboratory through to the filing of the IND. The recent financing has enabled Incara to have significant flexibility in moving this compound forward. His contributions to Incara are greatly appreciated, as is Clayton’s commitment to assist Incara as the company moves forward. We wish Clayton well in his future endeavors and again thank him for his dedication and efforts in positively and productively moving this process forward.”

Incara further announced that Shayne C. Gad, Ph.D., DABT, ATS, has been appointed Incara’s President; the position of CEO is not being filled at this time. Dr. Gad was instrumental in working with the Incara team during the past year in preparing and finalizing the IND for submission to the FDA.

Dr. Gad is the founder and Principal of Gad Consulting Services, an eleven-year-old consulting firm servicing both domestic and international clients within the life sciences industries. Prior to this, he served in director-level and above positions at Searle, Synergen and Becton Dickinson. His experience includes safety assessment and product development in the contract research, pharmaceutical, biotechnology, medical device and chemical industries. He has published 29 books and more than 300 chapters, articles and abstracts in the fields of toxicology, statistics, pharmacology, drug development and safety assessment, and is on numerous editorial boards. He has served on NIH, NIEHS, Canadian government, and non-governmental organization grant review boards. He has written and successfully opened more than 60 INDs plus numerous BLAs, PLAs, 510(k)s, IDEs, NDAs, PMAs and CTDs. Dr. Gad is a Past-President of the American College of Toxicology, the Roundtable of Toxicology Consultants and three specialty sections of the Society of Toxicology. He is also a member of the Regulatory Affairs Professional Society, Society of Toxicology, Teratology Society, Biometrics Society, Society of Toxicologic Pathologists, American Statistical Association, Drug Information Association and is a Diplomate of the American Board of Toxicology and a Fellow of the Academy of Toxicologic Sciences. Dr. Gad is also a retired line Captain (USNR) with extensive overseas service, including in the Vietnam and Desert Storm conflicts.

Mr. Cavalier noted that, “Shayne has been an invaluable part of the Incara team for the past year. We are delighted that he has agreed to serve as Incara’s President and the board is looking forward to working with Shayne and the entire Incara team as the company transitions to a clinical-based organization.”

For further information on the Phase 1 clinical studies, contact Dr. Gad at Incara.

Incara Pharmaceuticals Corporation is developing a new class of small molecule catalytic antioxidants that destroy oxygen-derived free radicals, believed to be an important contributor to the pathogenesis of many diseases. Incara’s catalytic antioxidants have been shown to reduce damage to tissue in animal studies of neurological disorders such as ALS and stroke, and in other non-neurological indications such as cancer radiation therapy, chronic bronchitis and asthma.

The statements in this press release that are not purely statements of historical fact are forward-looking statements, and actual results might differ materially from those anticipated. These statements and other statements made elsewhere by Incara or its representatives, which are identified or qualified by words such as “intends,” “likely,” “will,” “suggests,” “expects,” “might,” “may,” “believe,” “could,” “should,” “would,” “anticipates,” “plans,” or the negative of those terms or similar expressions, are based on a number of assumptions that are subject to risks and uncertainties. Important factors that could cause results to differ include risks associated with the uncertainties of regulatory reviews, clinical trials, product development activities, scientific research and the need to obtain funds for operations. These and other important risks are described in Incara’s reports on Form 10-K, Form 10-Q and Form 8-K and its registration statements filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Incara assumes no obligation to update the information in this release.

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